Exhibit 10.2

PARAGON FINANCIAL CORPORATION

5% Subordinated Note Due November 30, 2005

Dated: May 31, 2004

Ponte Verde Beach, Florida

FOR VALUE RECEIVED, the undersigned, PARAGON FINANCIAL CORPORATION (the “Company”), a Delaware corporation, hereby promises to pay to PGNF Home Lending Corp. or registered assigns (the “Holder”), the principal sum of FOUR HUNDRED EIGHTY THOUSAND DOLLARS ($480,000.00), subject to adjustments based upon the final review of the Company’s and the Holder’s respective intercompany accounts between themselves for the five month period ended May 31, 2004, on November 30, 2005, with interest (computed on the basis of a 360-day year of twelve 30-day months) on the unpaid balance of such principal sum from the date thereof at the interest rate of 5% per annum, payable monthly on the last day of each month, commencing on December 31, 2004 (which first interest payment shall be for the period from the date hereof through December 31, 2004), until the principal hereof shall have become due and payable, whether at maturity or by acceleration or otherwise.

The Company shall make principal payments of $20,000 the 1st of each month beginning on the earlier of 90 days after the receipt of equity capital or January 1, 2005 and until final payment of the principal sum on November 30, 2005.

Payments of principal and interest shall be made in lawful money of the United States of America at the principal office of the Company or at such other place as the Company shall have designated for such purpose to the holder hereof in writing and may be paid by check mailed, or wire transfer, to the registered address designated by the holder hereof for such purpose.

1. Absolute Obligation. No provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and interest on, this Note at the time, place and rate herein prescribed.

2. Prepayment. The Company may prepay, at any time and from time to time, all or a portion of the principal amount of this Note, plus accrued but unpaid interest thereon, without penalty or prepayment premium.

3. Waiver of Rights. The Company hereby expressly waives demand and presentment for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, notice of acceleration or intent to accelerate, bringing of suit and diligence in taking any action to collect amounts called for hereunder except as otherwise set forth herein and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission as or with respect to the collection of any amount called for hereunder.

4. Assignment. The rights of the holder of the note may be assigned without the consent of any party to this Note.

5. Default. If one or more of the following described “Events of Default” shall occur:

(c)	The Company shall default in the payment, when due, of principal or interest on this Note; or

(d)	Bankruptcy, reorganization, insolvency or liquidation proceedings or other proceedings for relief under any bankruptcy law or any law for the relief of debtors shall be instituted by or against the Company and, if instituted against the Company, shall not be dismissed within ninety (90) days after such institution, or the Company shall by any action or answer approve of, consent to, or acquiesce in any such proceedings or admit the material allegations of, or default in answering a petition filed in any such proceeding;

then, or at any time thereafter, and as long as such Event of Default is continuing for fourteen (14) days after written notice of such Event of Default has been delivered, or unless such Event of Default shall have been waived in writing by the Holder (which waiver shall not be deemed to be a waiver of any subsequent default) at the option of the Holder and in the Holder’s sole discretion, the Holder may consider this Note immediately due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived, anything herein or in any note or other instruments contained to the contrary notwithstanding, and the Holder may immediately, and without expiration of any period of grace other than as contained in this Section, enforce any and all of the Holder’s rights and remedies provided herein or any other rights or remedies afforded by law.

6. Collection Costs. In the event Holder or any holder hereof shall refer this Note to an attorney for collection, the Company agrees to pay, in addition to unpaid principal and interest, all the costs and expenses incurred in attempting or effecting collection hereunder, including attorneys’ fees and disbursements, whether or not suit is instituted.

7. Severability. In case any provision of this Note is held by a court of competent jurisdiction to be excessive in scope or otherwise invalid or unenforceable, such provision shall be adjusted rather than voided, if possible, so that it is enforceable to the maximum extent possible, and the validity and enforceability of the remaining provisions of this Note will not in any way be affected or impaired thereby.

8. Entire Agreement. This Note and the agreements referred to in this Note constitute the full and entire understanding and agreement between the Company and the Holder with respect to the subject hereof. Neither this Note nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument signed by the Company and the Holder.

9. Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of Florida, without giving effect to its conflict of law rules. The Company consents to the exclusive jurisdiction of the Federal and State courts sitting in St. Johns County, Florida, and irrevocably waives any defense that such courts or venue would constitute an inconvenient forum. The Company further consents that service of process may be served upon it by certified mail, return receipt requested, addressed to the Company at its address set forth above. Nothing contained herein shall prevent the Holder from commencing suit in any other jurisdiction in which such suit may be commenced.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed by an officer thereunto duly authorized.

PARAGON FINANICAL CORPORATION

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